UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
April 30, 2010
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34196 (Commission File Number)	56-2408571 (IRS Employer Identification No.)

4400 Carillon Point,
Kirkland, WA (Address of principal executive offices)	98033 (Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Board of Directors Changes
On April 30, 2010, Sean Maloney informed Clearwire Corporation (the “Company”) of his decision to resign from his position on the Company’s Board of Directors and not stand for re-election at this time. Mr. Maloney’s resignation, effective immediately, is not due to any disagreements with the Company on any matters relating to the Company’s operations, policies, or practices, but rather due to his previously announced medical leave of absence from Intel Corporation (“Intel”). Intel has informed the Company that it believes Mr. Maloney’s prognosis for a full recovery is excellent and that he is expected to resume all of his business responsibilities after a period of recuperation. Intel intends to nominate Mr. Maloney to return to the Company’s Board of Directors after he resumes his duties at Intel.
In the interim, Intel nominated Arvind Sodhani, Executive Vice President of Intel and President, Intel Capital, to the Company’s Board of Directors, to replace Mr. Maloney. The nomination of Mr. Sodhani was made pursuant to the terms of the Equityholders’ Agreement dated November 28, 2008 by and among the Company, Intel, Sprint Nextel Corporation (“Sprint”), Google Inc. (“Google”), Comcast Corporation (“Comcast”), Time Warner Cable Inc. (“Time Warner Cable”), Bright House Networks LLC (“Bright House Networks”), and Eagle River Holdings, LLC. The Board of Directors then elected Mr. Sodhani to the Board at its April 30, 2010 meeting.
Adoption of Executive Continuity Plan; Termination of Change in Control Severance Plan
Additionally, on April 30, 2010, the Company adopted a 2010 Executive Continuity Plan (the “Plan”) for its executive officers (the “Executive Officers”). The Company established the Plan to pay benefits under certain circumstances to its Executive Officers as compensation for certain types of termination.
In connection with the execution of the Plan, the Company terminated its pre-existing Change in Control Severance Plan. The terms of the Change in Control Severance Plan are still in effect until November 28, 2010 for any qualifying terminations relating to the transactions under the Transaction Agreement and Plan of Merger dated May 7, 2008 by and among the Company and Sprint, Comcast, Time Warner Cable, Bright House Networks, Google, and Intel (collectively, the “Investors”).
The new Plan provides for severance pay and benefits to the Executive Officers for both terminations of employment relating to a “Change in Control” (as defined in the Plan) and terminations not relating to a Change in Control. If an Executive Officer’s employment is terminated by the Company for any reason other than “Cause” (as defined in the Plan) or death or disability and such termination is not related to a Change in Control, the severance pay and benefits would consist of: (i) a cash benefit equal to 150% of target annual compensation (the sum of annual base salary and annual target bonus) for the chief executive officer and 100% of target annual compensation for all other Executive Officers, (ii) continuing health care coverage for 24 months for the chief executive officer and 12 months for all other Executive Officers, and (iii) accelerated vesting of all unvested equity awards that would otherwise vest within 12 months of the date of termination.
If an Executive Officer’s employment is terminated during the by the Company for any reason other than Cause or death or disability, or by the Executive Officer for “Good Reason” (as such term is defined in the Plan) and such termination occurs (a) within 2 years of the date of a Change in Control or (b) in the period between the commencement of a Change in Control transaction and the closing of such transaction and such termination occurred due to the request or instruction of a third party attempting to effect the Change in Control, the severance pay and benefits would consist of: (i) a cash benefit equal to 200% of target annual compensation for the chief executive officer and 150% of target annual compensation for all other Executive Officers, (ii) continuing health care coverage for 24 months for the chief executive officer and 12 months for all other Executive Officers, and (iii) accelerated vesting an all unvested equity awards with a maximum one year exercise period from the date of termination.
To be entitled the benefits under the Plan, an Executive Officer must enter into a Participation Agreement with the Company, waiving any other rights to severance benefits that the Executive Officer may have with the Company. Additionally, to the extent permitted by applicable law, the Executive Officer must execute a Non-Competition Agreement with the Company to receive any benefits under the Plan. For severance benefits not relating to a Change in Control, the noncompetition period is 18 months for the chief executive officer and one year for all other Executive Officers. For severance benefits relating to a Change in Control the noncompetition period is two years for the chief executive officer and 18 months for all other Executive Officers.
Any cash payments the Executive Officers become entitled to under the Plan would be paid out in regular installments over a period equal to the term of the noncompetition agreements to which the Executive Officers would be bound. Additionally, upon the exercise and sale by an Executive Officer of equity vested pursuant to acceleration under the Plan, fifty percent of the net cash proceeds will be held in a third-party escrow for the term of each Executive Officer’s noncompetition agreement and subject to compliance with such agreement. If the amounts payable to an Executive Officer under the Plan results in the Executive Officer becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive Officer will receive the greater on an after-tax basis of (a) the severance benefits payable or (b) a reduced severance benefit to avoid the imposition of the Section 280G excise tax under the Code.
Change in Control is defined in the Plan to mean the occurrence of any of the following: (i) an acquisition of securities of the Company by a person (other than the Investors) of more than 50% of the voting power of the Company’s securities; (ii) the current members of the Board ceasing to constitute a majority of the Board; (iii) the consummation of (a) a merger, consolidation or reorganization of the Company, (b) a complete liquidation or dissolution of the Company or (c) the sale or other disposition of all or substantially all of the U.S assets of the Company; and (iv) the date as of which no class of the Company’s equity securities is, or is required to be, listed on a national securities exchange. Cause is defined to mean a good faith determination by the Company that any of the following has occurred: (i) the Executive Officer’s indictment for or conviction of a felony or crime involving fraud or that would negatively affect the Company’s reputation; (ii) proof of material violation of a key Company policy by the Executive Officer; (iii) the Executive Officer’s continued insubordination or dereliction of duty after receiving written warning; (iv) the Executive Officer’s material breach of a confidentiality agreement; or (v) the Executive Officer’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company. Good Reason is defined to mean any of the following: (i) a significant, adverse change in the Executive Officer’s duties or responsibilities; (ii) a relocation of the Executive Officer’s principal office to a location more than 30 miles from the Executive Officer’s then current office; (iii) a material reduction of the Executive Officer’s salary or bonus potential; or (iv) a material breach by the Company of its obligations to the Executive Officer.
The foregoing description of the Plan is a general description only and is qualified in its entirety by reference to the full Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.
     (d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Clearwire Corporation 2010 Executive Continuity Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION
Dated: April 30, 2010	By:	/s/ Broady R. Hodder
Broady R. Hodder
Senior Vice President and General Counsel